UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 5, 2010

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Magnolia Avenue, Suite 611
Webster, Texas	77598
(Address of Principal Executive Offices)	(Zip Code)

 (Former name or former address, if changed since last report.)
2121 Sage Road, Suite 200
Houston, Texas 77056

(713) 877-1516
(Telephone number, including area code)

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2010, Michael S. Studdard resigned as Chairman of the Board of Directors after appointing Jacob P. Cukjati to the Board of Directors.  Mr. Cukjati will also serve as Chief Executive Officer.  This change was brought about after a 5 month long discourse about the future of the company and its operations by a group of shareholders.

Mr. Cukjati is a CPA and presently holds a variable annuity license.   Previously he took over and managed a bankrupt company, revived and managed it and successfully sold it to a publically held company in 1997.  He has professionally practiced before the Federal Reserve System and banks.  He has been a counselor for businesses who were under financial distress assisting them to return to profitability.  He has designed and assisted with the programming of several programs which were sold and one of his software designs was later coded and sold for 5 million to a leading computer company.  He recently completed a consulting contract with Exobox providing forensic accounting services for a previous CEO.

On October 5, 2010, Michael G. Wirtz resigned as Chief Financial Officer.

On October 7th late, the new management received the records and assets of the company consisting of approximately 20 file boxes, cash assets that did not exceed $1,000, and one Dell workstation, and moved them temporarily until permanent offices can be established.   The company is performing an internal review of  the assets of the company.

On October 9th, 2010 the company requested and Scott Copeland agreed to a consulting agreement, which provided for total compensation of $10.00 a month.

The company entered into agreements with several past employees and corporate officers and members to assist with the transition and  provide services and assistance at little or no cost to the company.  CTO Mark Kerzner continues to provide technology services for the company.

On October 9th and 11th , 2010  the company entered into consulting agreements for the purposes of  pursuing funding.

On October 8, 2010 the company started preliminary discussions to aggressively pursue possible infringements on its patents.  The current discussions provide for a contingency fee arrangement.

ITEM 9.01       Financial Statements and Exhibits.

An extension for the company’s 10K filing will be timely filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Jacob P. Cukjati
Jacob P. Cukjati, Chief Executive Officer

Dated: October 12, 2010